Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

North American Business of Superior Energy Services:

We consent to the use of our report dated March 25, 2020, with respect to the combined balance sheets of North American Business of Superior Energy Services (NAM) as of December 31, 2019 and 2018, the related combined statements of operations and comprehensive loss, equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Houston, Texas

March 27, 2020